                                                                    EXHIBIT 21.1

                                 S3 INCORPORATED
                           SUBSIDIARIES OF REGISTRANT

Subsidiary

S3 International Limited (Bermuda Corporation)

S3 Europe Limited (United Kingdom Corporation)

S3 Japan K.K. (Japan Corporation)

S3 Asia Pacific Limited (Hong Kong Corporation)

Software and Silicon Systems (India) Private Limited (India Corporation)

S3 Singapore Pte Ltd (Singapore Corporation)